ASSUMPTION AGREEMENT AND
                  SUPPLEMENTAL INDENTURE NO. 1 TO THE INDENTURE

          Supplemental Indenture and Assumption Agreement, dated as of January 7, 1999 (this "Assumption Agreement") by Centennial Cellular Corp., a Delaware corporation (together with its successors, "Centennial"), Centennial Cellular Operating Co. LLC, a Delaware limited liability company (the "Company") and The Chase Manhattan Bank, as Trustee (the "Trustee").

                                   WITNESSETH:

          WHEREAS the corporation formerly named Centennial Finance Corp., a Delaware corporation ("Finance Corp."), the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of December 14, 1998 (as amended, the "Indenture"), providing for the issuance of $370,000,000 of the 10 3/4% Senior Subordinated Notes due 2008 of the Company and Finance Corp. (the "Notes");

          WHEREAS immediately after the consummation of the merger of CCW Acquisition Corp., a Delaware corporation, with and into Centennial, with Centennial surviving (the "Acquisition Merger"), Finance Corp. merged with and into Centennial, with Centennial surviving (the "Merger"); and

          WHEREAS, pursuant to Section 5.1 of the Indenture, the Company, Centennial and the Trustee are authorized to execute and deliver this Supplemental Indenture and Assumption Agreement;

          NOW, THEREFORE, each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes as follows:

          1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. For all purposes, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as the corresponding terms and expressions used in the Indenture; and (ii) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Assumption Agreement as a whole and not to any particular section or other subdivision hereof.

          2. Express Assumption. Centennial hereby acknowledges and agrees that as a result of it being the surviving corporation in the Merger with Finance Corp. it has succeeded to all the obligations of Finance Corp. under the Notes and the Indenture. Centennial hereby expressly assumes all the covenants, agreements, terms, conditions, obligations, appointments, duties and liabilities of Finance Corp. under the Notes and the Indenture and acknowledges that all references to Finance Corp. in the Indenture shall be deemed to be references to Centennial from and after the date and time of this Assumption Agreement. Centennial shall perform and observe

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all the covenants, agreements, terms, conditions, obligations, appointments, duties and liabilities of "Finance Corp." under the Indenture from and after the date hereof. The references to "Centennial" in the Indenture shall not be affected by this Assumption Agreement.

          3. Ratification of Indenture; Assumption Agreement Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Assumption Agreement shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

          4. GOVERNING LAW. THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.

          5. Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Assumption Agreement.

          6. Effect of Headings. The Section headings of this Assumption Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms of provisions thereof.

          7. Counterparts. This Assumption Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Assumption Agreement.



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          IN WITNESS WHEREOF, the parties hereto have caused this Assumption
Agreement to be duly executed as of the day and year first above written.

                                                   CENTENNIAL CELLULAR OPERATING
                                                     CO. LLC

                                                   By:  Centennial Finance Corp.


                                                   By:  /s/ Peter W. Chehayl
                                                      Name:  Peter W. Chehayl
                                                      Title: Vice President

                                                   CENTENNIAL CELLULAR CORP.


                                                  By:  /s/ Peter W. Chehayl
                                                      Name:  Peter W. Chehayl
                                                      Title: Vice President

                                                   THE CHASE MANHATTAN BANK


                                                   By:  /s/ Jennifer F. Smith
                                                      Name:  Jennifer F. Smith
                                                      Title: Trust Officer



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